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                         INSIGNIA FINANCIAL GROUP, INC.

                             401(K) RESTORATION PLAN

                                 Amendment No. 2


         Pursuant to Section 21, the Plan is hereby amended, effective December 19, 2001, as follows:



         1. Section 6 is amended by deleting the current provision in its entirety and substituting in its place the following new provision:

               6. MATCHING CREDITS. An Executive's Account shall be credited each year with an Employer matching credit in such amount, if any, as the Employer's Board of Directors may, in its sole discretion, authorize for that year.



         2. Section 10 is amended by adding to the end thereof the following new distribution provision:

              In-Service Distributions.

              (a) Financial Hardship. The Committee may, in its sole discretion, authorize an in-service withdrawal on account of an Executive's unforeseeable emergency. For this purpose, an unforeseeable emergency means an unanticipated emergency that is caused by an event beyond the control of the Executive and that would result in severe financial hardship to the Executive if early withdrawal were not permitted. The amount that may be paid on account of hardship is limited to the amount necessary to meet the emergency. This amount shall be distributed from the Executive's Account as soon as administratively practicable following the Committee's approval of the distribution.

              (b) Non-Financial Hardship. At the request of an Executive, the Committee may, in its discretion, approve a distribution for any reason and for any amount from an Executive's Account provided that the Account value is permanently and irrevocably reduced by the lesser of (1) $50,000 or (2) 10 percent of the amount of the withdrawal.

              (c) Beneficiary Distributions. In the event an Executive is deceased and payments are being made to his beneficiary in installment payments, such payments may be withdrawn earlier than the scheduled distribution dates in accordance with the terms and conditions in (a) and (b), treating the beneficiary for this purpose as an Executive would be treated for purposes of in-service withdrawals.

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              (d) Limitation on Timing of In- Service Distributions.
              Distributions under (a), (b), and (c) above are permitted only during December of each year, provided that the Committee, in its sole discretion, may authorize distributions at other times of the year pursuant to such rules as it may prescribe.


         IN WITNESS WHEREOF, the Company has executed this plan amendment as of December 19, 2001.


Dated:  ____________________           INSIGNIA FINANCIAL GROUP, INC.


                                            By  /s/ Adam B. Gilbert
                                              --------------------------------

                                            Title  Executive Vice-President
                                                 -------------------------------